Exhibit 3.1

EXECUTION VERSION

FIRST AMENDMENT TO THE

BY-LAWS OF

SIRONA DENTAL SYSTEMS, INC.

September 15, 2015

I, the undersigned, do hereby certify:

(1) That I am the duly elected, qualified and acting Secretary and General Counsel of Sirona Dental Systems, Inc., a Delaware corporation (the “Corporation”).

(2) That the resolutions duly adopted by the Board of Directors of the Corporation on September 15, 2015, did amend the By-Laws of the Corporation to:

(i) amend and restate Article I, Section 9(a) in its entirety as follows:

“The Chairman of the Board or, in the absence of the Chairman of the Board (including an absence because no Chairman of the Board shall have been designated), the Chief Executive Officer, the President, or, in the absence of all of them, a Vice President, or, in the absence of all of them, a person designated by the Board, or in the absence of all of them, a person designated by the holders of a majority of the outstanding shares of capital stock of the Corporation present in person or by proxy and entitled to vote at such meeting shall act as the chairman of such meeting. The chairman of each meeting of stockholders shall call such meeting to order, determine the order of business at such meeting and otherwise preside over such meeting. The chairman of any meeting shall the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the chairman of such meeting, are appropriate for the proper conduct of the meeting.”

and

(ii) add a new Article XI that provides as follows:

“ARTICLE XI. Forum Selection Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (c) any action arising pursuant to any provision of the Law or the

Certificate of Incorporation or these By-Laws (as either may be amended from time to time), (d) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these By-Laws or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of, and to have consented to, the provisions of this Article XI.”

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the date first written above.

/s/ Jonathan Friedman
Jonathan Friedman
Secretary and General Counsel

[Signature Page to Amendment to Bylaws]